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                                                                      EXHIBIT 99

                                    CONSENT
                                      OF
                    CREDIT SUISSE FIRST BOSTON CORPORATION

Board of Directors
American Radio Systems Corporation
116 Huntington Avenue
Boston, MA 02116

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated September 19, 1997, to the Board of Directors of American Radio Systems Corporation (the "Company") as Appendix III to the Information Statement/Prospectus included in the Registration Statement of the Company on Form S-4 relating to the merger of R Acquisition Corp., a wholly-owned Subsidiary of CBS Corporation, with and into the Company (after the separate distribution of the tower business, or proceeds from the sale thereof, to the shareholders of the Company), and references made to such opinion in the Information Statement/Prospectus. In giving such consent, we do not admit that we come within the category of the persons whose consent is required under, nor do we admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

CREDIT SUISSE FIRST BOSTON CORPORATION

By: /s/ Kristin M. Allen
   ---------------------------------
   Name:  Kristin M. Allen
   Title: Managing Director

February 2, 1998